UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2025 (February 10, 2025)

ModivCare Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6900 E. Layton Avenue, 12th Floor Denver, Colorado		80237
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 728-7012

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MODV	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On February 10, 2025, the board of directors (the “Board”) of ModivCare Inc. (the “Company”) appointed Ms. Erin Russell as a member of the Board. The Board also appointed Ms. Russell to serve on the Audit Committee and Nominating and Governance Committee.

The Board determined that Ms. Russell satisfies the requirements provided in the Nasdaq Listing Rules and the criteria of the Board to be an independent director. As previously disclosed, on January 9, 2025, the Company entered into Amendment No. 5 (the “Fifth Amendment”) to its Credit Agreement, dated as of February 3, 2022. Pursuant to the Fifth Amendment, the Company has an obligation to appoint to the Board three directors acceptable to certain lenders party thereto, subject to certain conditions. There are no relationships or related party transactions between the Company and Ms. Russell, of the type required to be disclosed under applicable Securities and Exchange Commission rules.

Ms. Russell is an experienced public company board member, having served as a member of the board of directors of Kadant Inc., a global supplier of engineered systems, since January 2019. From 2020-2022, Ms. Russell served as a director, member of the compensation committee and the chair of the audit committee of Tivity Health, Inc., a publicly-traded provider of fitness and healthy life changing and digital engagement solutions that went private in 2022. She also serves as a director and chair of the audit committee and member of the compensation committee of eHealth, Inc., a publicly-traded leading online health insurance marketplace, since July 2021. She was a principal of Vestar Capital Partners, L.P. (“Vestar”), a leading private equity firm specializing in management buyouts, recapitalizations and growth equity investments, from August 2001 until April 2017. While at Vestar, Ms. Russell served on the boards of directors of a number of companies, including most recently as a director of DeVilbiss Healthcare LLC from 2012 until 2015, and as a director and a member of the audit committee of 21st Century Oncology Inc. from 2008 until 2016, including as the chair of the audit committee until 2014, both private healthcare companies. She also served as a director of DynaVox Inc., a communications device manufacturer, from 2004 until 2014, including serving as the chair of its audit committee until its initial public offering in 2010. Ms. Russell is also chair of the board of St. Thomas Aquinas Catholic School, where she has served since 2018, and has served on the advisory boards of McIntire School of Commerce since 2016, where she is the current chair, and the Jefferson Scholars Foundation at the University of Virginia since 2008.

Ms. Russell will receive standard compensatory and other agreements and arrangements provided to other non-employee directors of the Company, including prorated portions of the Company’s standard (i) $85,000 annual cash retainer for directors and (ii) equity retainer for directors targeting a full-year $130,000 value as of the date of grant.

Departure of Existing Director

On February 13, 2025, Neal Goldman resigned from the Board, effective as of February 13, 2025. His resignation is not a result of any disagreement with the Company.

In connection with his resignation from the Board, Mr. Goldman entered into a resignation and release agreement (the “Resignation and Release Agreement”) with the Company, dated as of February 13, 2025. Pursuant to the Resignation and Release Agreement, (a) the Company and Mr. Goldman each agreed to terminate that certain letter agreement, dated as of December 23, 2024 (the “Letter Agreement”), regarding Mr. Goldman’s service on the Board, except that the confidentiality and indemnification provisions of the Letter Agreement will survive, (b) the Company agreed to waive and release any and all claims arising out of the Letter Agreement and/or Mr. Goldman’s service on the Board (other than claims arising out of the breach of the confidentiality provisions of the Letter Agreement), and (c) Mr. Goldman agreed to waive and release any and all compensation claims under the Letter Agreement.

Item 7.01         Regulation FD Disclosure.

On February 14, 2025, the Company issued a press release announcing the appointment of Ms. Russell as described herein, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated February 14, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODIVCARE INC.

Dated: February 14, 2025	By:	/s/ Faisal Khan
	Name:	Faisal Khan
	Title:	Senior Vice President, General Counsel and Secretary